EXHIBIT 5.1

             [LETTERHEAD AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.]

                                 April 1, 1999

Packaged Ice, Inc
8572 Katy Freeway, Suite 101
Houston, Texas 77024

     Re: REGISTRATION STATEMENT ON FORM S-8

Dear Ladies and Gentlemen:

     We have acted as counsel to Packaged Ice, Inc., a Texas corporation (the "Company"), in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") relating to the 1994 Stock Option Plan and the 1998 Stock Option Plan (the "Plans") filed by the Company with the Securities and Exchange Commission covering an aggregate of 1,393,700 shares of common stock, $0.01 par value, per share (the "Shares"), of the Company issuable pursuant to the Plans.

     In so acting, we have examined and relied upon such records, documents, and other instruments as in our judgment are necessary or appropriate in order to express the opinion hereinafter set forth and have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

     Based on the foregoing, we are of the opinion that the Shares, when issued pursuant to and in accordance with the Plans, will be duly and validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.


                                      Very truly yours,


                                      Akin, Gump, Strauss, Hauer & Feld, L.L.P.